 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-280865
PROSPECTUS
Up to 17,175,579 Shares of Common stock Offered by the Selling Securityholders
This prospectus relates to the offer and resale from time to time of up to 17,175,579 shares of our common stock, par value $0.001 per share (the “common stock”), consisting of: (i) 2,544,530 shares of common stock (the “PIPE Shares”) issued in a private placement pursuant to a securities purchase agreement, dated as of June 23, 2024, by and between us and the purchasers named therein (the “PIPE Purchase Agreement”); (ii) up to 1,781,171 shares of common stock issuable upon the exercise of Pre-Funded Common Stock Purchase Warrants (the “Pre-Funded Warrants”) issued in a private placement pursuant to the PIPE Purchase Agreement; (iii) up to 5,089,060 shares of common stock issuable upon the exercise of Series A Common Stock Purchase Warrants (the “Series A Warrants”) issued in a private placement pursuant to the PIPE Purchase Agreement and a securities purchase agreement, dated as of June 23, 2024, by and between us and the purchaser named therein (the “Registered Direct Purchase Agreement,” and together with the PIPE Purchase Agreement, the “Securities Purchase Agreements”); (iv) up to 7,633,591 shares of common stock issuable upon the exercise of Series B Common Stock Purchase Warrants (the “Series B Warrants”) issued in a private placement pursuant to the Securities Purchase Agreements; and (v) up to 127,227 shares of common stock issuable upon the exercise of Placement Agent Common Stock Purchase Warrants (the “Placement Agent Warrants,” and together with the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants, the “Warrants”) issued in a private placement pursuant to the engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”).
We are registering the 17,175,579 shares of our common stock on behalf of the selling securityholders identified in the “Selling Securityholders” section of this prospectus or their permitted pledgees, assignees and successors-in-interest (the “Selling Securityholders”) pursuant to a Registration Rights Agreement, dated as of June 23, 2024, by and between us and the purchasers named therein (the “Registration Rights Agreement”). The Selling Securityholders or their pledgees, assignees and successors-in-interest may offer, sell or distribute the shares of our common stock in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may offer, sell or distribute the shares of our common stock in the section of this prospectus titled “Plan of Distribution.” We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders; however, we will receive proceeds from the exercise of any Warrants for cash. We have paid or will pay the fees and expenses incident to the registration of the shares of our common stock for sale by the Selling Securityholders. The Selling Securityholders will bear all commissions, discounts, brokerage fees and similar expenses, if any, attributable to their sales of shares of our common stock.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NRBO.” On July 23, 2024, the last reported sale price of our common stock on Nasdaq was $4.30 per share.
We are a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.
This registration statement (the “Registration Statement”) to which this prospectus relates registers the resale of a substantial number of shares of our common stock by the Selling Securityholders. Sales in the public market of a large number of shares of our common stock, or the perception in the market that holders of a large number of shares of our common stock intend to sell shares, could reduce the market price of our common stock.
An investment in our shares of common stock involves a high degree of risk. Before making any investment decision, you should carefully read the discussion of the material risks of investing in our shares of common stock in “Risk Factors” beginning on page 4 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 24, 2024

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders named in this prospectus may, from time to time, sell or otherwise distribute the shares of common stock offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders; however, we will receive proceeds from the exercise of any Warrants for cash. You should read this prospectus together with the more detailed information regarding the Company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, shares of their common stock only in jurisdictions where it is lawful to do so.
We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the shares of common stock in any jurisdiction in which such an offer or solicitation relating to the shares of common stock is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the shares of common stock if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
In this prospectus, we frequently use the terms “we,” “our,” “us,” “NeuroBo”, “Registrant,” and the “Company” to refer to NeuroBo Pharmaceuticals, Inc.
All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our shares of common stock, you should read this entire prospectus and the documents incorporated by reference herein and therein carefully, including our financial statements and related notes, the information in the section “Risk Factors,” “Where You Can Find More Information,” and “Incorporation of Certain Documents by Reference.”
Company Overview
We are a clinical-stage biotechnology company focused primarily on developing and commercializing novel pharmaceuticals to treat cardiometabolic diseases. NeuroBo has two programs currently focused on treatment of metabolic dysfunction-associated steatohepatitis (“MASH”) and obesity. MASH was formerly known as non-alcoholic steatohepatitis. The American Association for the Study of Liver Diseases and its European and Latin American counterparts changed the name to metabolic dysfunction-associated steatohepatitis to reflect the complexity of the disease.
•
DA-1241 is a novel G-Protein-Coupled Receptor 119 (“GPR119”) agonist with development optionality as a standalone and/or combination therapy for both MASH and type 2 diabetes. Agonism of GPR119 in the gut promotes the release of key gut peptides, glucagon-like peptide-1 (“GLP-1”), glucagon-dependent insulinotropic polypeptide receptor, and peptide YY. These peptides play a further role in glucose metabolism, lipid metabolism and weight loss. DA-1241 has beneficial effects on glucose, lipid profile and liver inflammation, supported by potential efficacy demonstrated during in vivo preclinical studies.

•
DA-1726 is a novel oxyntomodulin analogue functioning as a GLP-1 receptor (“GLP1R”) and glucagon receptor (“GCGR”) dual agonist for the treatment of obesity that is to be administered once weekly subcutaneously. DA-1726 acts as a dual agonist of GLP1R and GCGR.

Our operations have consisted principally of performing research and development activities, clinical development and raising capital. Our activities are subject to significant risks and uncertainties, such as failing to secure additional funding before sustainable revenues and profit from operations are achieved. For more information on our business and product candidates, see Part I, Item 1 (Business) of our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”).
DA-1241
We are currently conducting a Phase 2a trial of DA-1241 for the treatment of MASH in the United States. The Phase 2a trial has two parts and each of the parts is designed to be a 16-week, multicenter, randomized, double-blind, placebo-controlled, parallel clinical study to evaluate the efficacy and safety of DA-1241 in subjects with presumed MASH while we follow the trend for type 2 diabetes mellitus. Part 2 of the Phase 2a trial will also explore the efficacy of DA-1241 in combination with sitagliptin versus placebo. The Phase 2a trial opened enrollment in August 2023 and is expected to enroll a total of 87 subjects, with a planned maximum of 98 subjects to account for early discontinuations, who will be randomized into 4 treatment groups and will be dosed with: DA-1241 50 mg, DA-1241 100 mg, DA-1241 100 mg/Sitagliptin 100 mg, or placebo in a 1:2:2:2 ratio.
In April 2024, we completed enrollment of Part 1 of the Phase 2a trial in which approximately 49 patients with presumed MASH were randomized into Part 1 with a 1:2:1 ratio into 3 treatment groups: DA-1241 50 mg, DA-1241 100 mg, or placebo. Part 2 of the Phase 2a trial is currently fully enrolled, and subjects have been randomized in a 2:1 ratio into two treatment groups: DA-1241 100 mg/sitagliptin 100 mg or placebo. Currently, we are expecting to report the full trial data in the second half of 2024.
For additional information on DA-1241, see “Our Pipeline — DA 1241 Treatment of MASH” in Part I, Item 1 (Business) of our 2023 Form 10-K.
DA-1726
We are currently conducting a Phase 1 trial of DA-1726 for the treatment of obesity in the United States. The Phase 1 trial is designed to be a randomized, placebo-controlled, double-blind, two-part study to investigate the safety, tolerability, pharmacokinetics (“PK”), and pharmacodynamics (“PD”) of single and multiple ascending doses of DA-1726 in obese, otherwise healthy subjects. Part 1 of the Phase 1 trial opened is a single ascending dose (“SAD”) study and is expected to enroll approximately 45 participants, randomized into one of 5 planned cohorts. Each cohort will be randomized in a 6:3 ratio of DA-1726 or placebo. Part 2 of Phase 1 is designed as a multiple ascending dose (“MAD”) study and is expected to enroll approximately 36 participants, who will be randomized at the same 6:3 ratio into 4 planned cohorts, each to receive 4 weekly administrations of DA-1726 or placebo.
Part 1 of Phase 1 opened enrollment in March 2024 and dosed its first patient in April 2024. Part 2 of Phase 1 dosed its first patient in June 2024. Currently, we are expecting to report top-line data from the SAD Part 1 study in the third quarter of 2024 and the MAD Part 2 study in the first quarter of 2025.
For additional information on DA-1726, see “Our Pipeline — DA-1726 Treatment of Obesity” in Part I, Item 1 (Business) of our 2023 Form 10-K.
Company Information
NeuroBo was incorporated under the laws of the State of Delaware in October 2014. Our principal executive offices are located at 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138, and our telephone number is (857) 702-9600. Our website address is www.neurobopharma.com. The information contained in, or accessible through, our website does not constitute part of this prospectus, should not be relied on in determining whether to make an investment decision, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company if either (i) the market value of our shares of common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Additionally, as a smaller reporting company, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and the share price of our common stock may be more volatile.

THE OFFERING
Issuer
NeuroBo Pharmaceuticals, Inc.
Common stock offered by the Selling Securityholders
Up to 17,175,579 shares of our common stock, consisting of:
•
2,544,530 PIPE Shares;

•
up to 1,781,171 shares of common stock that are issuable upon the exercise of Pre-Funded Warrants;

•
up to 5,089,060 shares of common stock that are issuable upon the exercise of Series A Warrants;

•
up to 7,633,591 shares of common stock that are issuable upon the exercise of Series B Warrants; and

•
up to 127,227 shares of common stock that are issuable upon the exercise of the Placement Agent Warrants.

Shares of common stock outstanding as of July 1, 2024
8,221,038.
Terms of the offering
The Selling Securityholders will determine when and how they will dispose of the shares of our common stock registered for under this prospectus for resale. For additional information, see “Plan of Distribution” in this prospectus.
Use of proceeds
We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders. We will receive up to an aggregate of approximately $50.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of any Warrants for working capital and general corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity.
Risk factors
See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our shares of common stock.
Market and trading symbol
Our common stock is listed on the Nasdaq Capital Market under the symbol “NRBO.”

RISK FACTORS
An investment in our shares of common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below, the “Risk Factors” section of our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, each of which is incorporated by reference herein, and the other information in or incorporated by reference into prospectus. Any of the risks and uncertainties set forth herein and therein could materially and adversely affect our business, financial condition, results of operations and prospects, which in turn could materially and adversely affect the trading price or value of our shares of common stock. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.
Sales of substantial amounts of our common stock by a Selling Securityholder or an existing securityholder, or the perception that these sales could occur, could adversely affect the price of our common stock.
The sale by the Selling Securityholders or an existing securityholder of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the Selling Securityholders or an existing securityholder may sell all or a portion of their shares of our common stock as a result of the registration of such shares for resale pursuant to this prospectus could also have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of our common stock or the availability of those shares of common stock for sale will have on the market price of our common stock. To the extent that shares are sold into the market pursuant to the Registration Statement of which this prospectus forms a part, under Rule 144 or otherwise, particularly in substantial quantities, the market price of our common stock could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, and the documents that we have filed with the SEC that are incorporated by reference, contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations regarding our ability to execute our commercial strategy; the timeline for regulatory submissions, regulatory steps and potential regulatory approval of our current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd. (“Dong-A”), including the impact on our future financial and operating results; the ability to integrate the product candidates into our business in a timely and cost-efficient manner; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; our ability to initiate clinical trials on a timely basis; our ability to recruit subjects for our clinical trials; the costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the changes in applicable laws or regulations; and the effects of changes to our stock price on the terms of the license agreement and any future fundraising and other risks and uncertainties described in our filings with the SEC.
Forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. In some instances, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. In addition, statements that “we believe,” “we expect,” “we anticipate” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.
Forward-looking statements are subject to a number of risks and uncertainties that could cause actual events to adversely differ from the expectations indicated in these forward-looking statements, including without limitation, the risks and uncertainties described in this prospectus. Actual results could differ materially from those contained in forward-looking statements. Many factors could cause actual results to differ materially from those in forward-looking statements, including those matters discussed below, as well as those listed in the “Risk Factors” section contained herein, in any prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.
We operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility that regulatory authorities do not accept our application or approve the marketing of our products, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, and those described in our filings with the SEC.
These risks include, among other things, that:
•
NeuroBo expects to incur losses for the foreseeable future and may never achieve or maintain profitability;

•
NeuroBo will need additional financings to fund operations and such additional financings may cause dilution to existing stockholders, restrict NeuroBo’s operations or require NeuroBo to relinquish its technologies;

•
The timing and costs related to the clinical development of NeuroBo’s products are difficult to predict, and any delays in NeuroBo’s clinical trials may lead to a delay in commercialization;

•
NeuroBo may be required to make significant payments under the license agreement we entered into with Dong-A and other existing license agreements;

•
The regulatory review and approval processes of the U.S. Food and Drug Administration (“FDA”) and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable;

•
Undesirable side effects in current or future product candidates could delay or prevent their commercialization, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, and the development of such product candidates exposes NeuroBo to additional risks;

•
NeuroBo may engage in future acquisitions, mergers, in-licenses of technology, strategic alliances or additional licensing arrangements that could disrupt its business, cause dilution to the organization’s stockholders, harm its financial condition and operating results or result in no benefits being realized from such engagement;

•
Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside of NeuroBo’s control;

•
NeuroBo faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than it does;

•
NeuroBo’s commercial success depends upon attaining significant market acceptance of its product candidates, if approved, among hospitals, physicians, patients and healthcare payors;

•
Product liability lawsuits against NeuroBo could cause it to incur substantial liabilities and could limit commercialization of any product candidate that it may develop;

•
NeuroBo relies on third parties to develop NeuroBo’s preclinical studies, clinical trials, research programs and product candidates and to manufacture its product candidates and preclinical and clinical drug supplies. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or if they engage in misconduct or other improper activities or if NeuroBo is unable to engage with these third parties, it could have a material adverse effect on NeuroBo’s business and NeuroBo’s ability to obtain regulatory approval and commercialization of its product candidates;

•
Any product candidate for which NeuroBo obtains marketing approval could be subject to marketing restrictions or withdrawal from the market, and NeuroBo may be subject to penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with these product candidates;

•
NeuroBo or any of its potential collaborators may never receive regulatory approval to market NeuroBo’s product candidates within or outside of the United States;

•
Mechanisms that NeuroBo may utilize to expedite and/or reduce the cost for development or approval of its product candidates may not lead to faster or less expensive development, regulatory review or approval process;

•
Legislation may increase the difficulty and cost to obtain marketing approval and commercialize its product candidates, and governments outside the United States tend to impose strict price controls, which also may adversely affect NeuroBo’s revenues;

•
NeuroBo’s compliance with legal standards related to foreign trade could impair its ability to compete in domestic and international markets, and NeuroBo could face criminal liability and other serious consequences for violations;

•
Certain tax matters, including NeuroBo’s ability to use its net operating losses to offset future taxable income may be subject to certain limitations, could impact its results of operations and financial conditions;

•
Inadequate funding for the FDA and other government agencies could prevent those agencies from performing normal business functions on which the operation of NeuroBo’s business may rely, which could negatively impact NeuroBo’s business;

•
If NeuroBo is unable to obtain, maintain and protect sufficient intellectual property rights, its competitive position could be harmed;

•
NeuroBo may become involved in lawsuits to protect or enforce its intellectual property, which could be expensive, time consuming, unsuccessful and could distract NeuroBo’s personnel from their normal responsibilities;

•
NeuroBo has identified material weaknesses in its internal control over financial reporting that could, if not remediated, result in material misstatements in its financial statements or impair its ability to produce accurate and timely consolidated financial statements;

•
NeuroBo’s obtaining and maintaining patent protection could be reduced or eliminated for non-compliance with certain requirements imposed by governmental patent agencies;

•
NeuroBo’s business and operations could suffer in the event of system failures or unplanned events;

•
Any failure, inadequacy, interruption or security lapse of NeuroBo’s information technology could prevent NeuroBo from accessing critical information or expose NeuroBo to liability;

•
If securities analysts do not publish research or reports about NeuroBo’s business, or if they publish negative evaluations, the price of NeuroBo’s common stock could decline;

•
NeuroBo does not anticipate declaring or paying, in the foreseeable future, any cash dividends on its capital stock and, consequently, the ability of its stockholders to achieve a return on their investment will depend on appreciation in the price of NeuroBo’s common stock;

•
NeuroBo’s Third Amended and Restated Bylaws (the “Bylaws”) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by NeuroBo’s stockholders, which could limit the ability of NeuroBo’s stockholders to obtain a favorable judicial forum for disputes with NeuroBo or its directors, officers or employees;

•
Unstable market and economic conditions may have serious adverse consequences on NeuroBo’s business, financial condition and stock price;

•
The liquidity and trading volume of NeuroBo’s common stock could be low due to concentration of ownership and the market price of its common stock may therefore be highly volatile; and

•
NeuroBo’s common stock may be delisted from the Nasdaq if it fails to comply with the continued listing requirements.

These risks are not exhaustive. Other sections of this prospectus and the documents incorporated herein or therein may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We are not selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale of the shares of common stock by the Selling Securityholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Securityholders. We expect that the Selling Securityholders will sell their shares of common stock as described under “Plan of Distribution.”
We may receive proceeds from the exercise of any Warrants to the extent that these Warrants are exercised for cash by the Selling Securityholders. If all of the Warrants were exercised for cash in full, the gross proceeds would be approximately $50.6 million. We expect to use the net proceeds from the exercise of any Warrants for working capital and general corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity. Pending these uses, we plan to invest our net proceeds in short-term, interest bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING SECURITYHOLDERS
The shares of common stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders, and those issuable to the Selling Securityholders, upon exercise of the Warrants, which consist of:
•
2,544,530 PIPE Shares;

•
up to 1,781,171 shares of common stock issuable upon the exercise of Pre-Funded Warrants;

•
up to 5,089,060 shares of common stock issuable upon the exercise of Series A Warrants;

•
up to 7,633,591 shares of common stock issuable upon the exercise of Series B Warrants; and

•
up to 127,227 shares of common stock issuable upon the exercise of the Placement Agent Warrants.

We are registering the shares of common stock in order to permit the Selling Securityholders to offer the shares for resale from time to time. The Selling Securityholders may sell all, some or none of their shares of common stock in this offering. For additional information, see the section titled “Plan of Distribution.”
The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Securityholders as of July 1, 2024. The number of shares of our common stock outstanding as of July 1, 2024 was 8,221,038. The second column lists the number of shares of common stock beneficially owned by each Selling Securityholder as of July 1, 2024, based on its respective ownership of the shares of common stock and securities convertible into shares of common stock within 60 days of July 1, 2024. The third column lists the shares of common stock being offered by this prospectus by the Selling Securityholders. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of common stock owned after the offering, assuming in both cases, the exercise of all 14,631,049 Warrants on that date, without regard to any limitations on the exercise of the Warrants and the sale of all of the shares of common stock offered by that Selling Securityholder pursuant to this prospectus. Except as otherwise indicated below, based on the information provided to us by the Selling Securityholders, and to the best of our knowledge, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Securityholder	Number of shares of common stock beneficially owned prior to the offering	Maximum number of shares of common stock to be sold pursuant to this prospectus	Number of shares of common stock beneficially owned after the offering	Percentage of shares of common stock beneficially owned after the offering (%)
Armistice Capital, LLC(1)	690,829	8,142,497	690,829	3.0
Dong-A ST Co., Ltd.(2)	5,348,199	8,905,855	2,803,699	12.3
Noam Rubinstein(3)	40,127	40,077	50	*
Craig Schwabe(4)	4,300	4,294	6	*
Michael Vasinkevich(5)	81,685	81,584	101	*
Charles Worthman(6)	1,274	1,272	2	*

*
Indicates beneficial ownership of less than one percent.

(1)
The shares of common stock registered hereby were acquired in the 2024 Private Placement and consist of: (i) 1,781,171 shares of common stock issuable upon the exercise of vested Pre-Funded Warrants; (ii) 2,544,530 shares of common stock issuable upon the exercise of unvested Series A Warrants; and (iii) 3,816,796 shares of common stock issuable upon the exercise of unvested Series B Warrants. The Pre-Funded Warrants, the Series A Warrants and the Series B Warrants are directly held by Armistice Capital Master Fund Ltd. (“Master Fund”), a Cayman Islands exempted company, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99% and the Series A Warrants and the Series B Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitations restrict the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(2)
The shares of common stock registered hereby were acquired in the 2024 Private Placement and consist of: (i) 2,544,530 PIPE Shares; (ii) 2,544,530 shares of common stock issuable upon the exercise of unvested Series A Warrants; and (iii) 3,816,795 shares of common stock issuable upon the exercise of unvested Series B Warrants. The shares of common stock are directly held by Dong-A ST Co., Ltd., a South Korean corporation. The address of Dong-A is 64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(3)
The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 40,077 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Rubinstein was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Rubinstein acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Rubinstein had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Rubinstein has sole voting and dispositive power over the securities held.

(4)
The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 4,294 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Schwabe was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Schwabe acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Schwabe had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has sole voting and dispositive power over the securities held.

(5)
The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 81,584 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Vasinkevich was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Vasinkevich is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Vasinkevich acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Vasinkevich had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Vasinkevich has sole voting and dispositive power over the securities held.

(6)
The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 1,272 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Worthman was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Worthman is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Worthman acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Worthman had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Worthman has sole voting and dispositive power over the securities held.

Material Relationships with Selling Securityholders
Below is a description of material relationships in the past three years between the Company, its predecessors or affiliates and the Selling Securityholders.
2024 Private Placement
On June 23, 2024, we entered into the Registered Direct Purchase Agreement with Master Fund, an institutional investor for the purchase and sale in a registered direct offering of 763,359 shares of our common stock at a purchase price of $3.93 per share. The offering of the shares of common stock (the “Registered Offering”) was made pursuant to the NeuroBo’s effective shelf registration statement on Form S-3 (Registration No. 333-278646), initially filed with the SEC on April 12, 2024, and declared effective by the SEC on April 23, 2024, and a prospectus supplement dated as of June 23, 2024.
On June 23, 2024, we also entered into the PIPE Purchase Agreement with Master Fund and Dong-A, a related party, in connection with the Registered Offering (the “2024 Private Placement,” and together with the Registered Offering, the “2024 Offering”). Pursuant to the Securities Purchase Agreements, we agreed to sell 2,544,530 PIPE Shares, 1,781,171 Pre-Funded Warrants, Series A Warrants to purchase up to 5,089,060 shares of our common stock, and Series B Warrants to purchase up to 7,633,591 shares of our common stock.
Each Pre-Funded Warrant has an exercise price of $0.001 per share, and is immediately exercisable and will expire when exercised in full. Under the terms of the Pre-Funded Warrants, the Company may not affect the exercise of any such Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, other persons acting or who could be deemed to be acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s or any of the holder’s affiliates for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise (the “Beneficial Ownership Limitation”), as such percentage ownership is calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. A holder may increase or decrease the Beneficial Ownership Limitation to a higher or lower percentage (not to exceed 9.99%), effective 61 days after written notice to the Company. Any such increase or decrease will apply only to that holder and not to any other holder of the Pre-Funded Warrants.
The Series A Warrants and the Series B Warrants have an exercise price of $3.93 per share and are exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Series A Warrants and the Series B Warrants (the “Stockholder Approval”). Dong-A has entered into a voting agreement whereby it has agreed to vote all shares of common stock it or its affiliates beneficially owns with respect to any proposals related to the Stockholder Approval presented to our stockholders at our next stockholders’ meeting. The Series A Warrants will expire on the earlier of the twelve month anniversary of the Stockholder Approval and within 60 days following the public announcement of NeuroBo receiving positive Phase 1 MAD data readout for DA-1726, and the Series B Warrants will expire on the earlier of the five years anniversary of the Stockholder Approval and within six months following the public announcement of NeuroBo receiving positive Phase 1 Part 3 data readout for DA-1726.
The PIPE Shares, the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants were issued to institutional accredited investors in a private placement pursuant to Section 4(a)(2) and Regulation D promulgated under the Securities Act.
In connection with the 2024 Offering, the Company entered into the Registration Rights Agreement with the Master Fund and Dong-A, pursuant to which, among other things, the Company is required to prepare and file with the SEC one or more registration statements to register for resale the shares of common stock sold in the 2024 Offering and the shares of common stock issuable upon exercise of the Warrants. The Company is required to use best efforts to have such registration statement(s) declared effective as promptly as possible thereafter, and in any event no later than 60 days following June 23, 2024, or, in the event of a “full review” by the SEC, 90 days following June 23, 2024.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent in connection with the 2024 Offering, and as compensation in connection with the 2024 Offering, we agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds of the 2024 Offering received from a certain investor, non-accountable expenses in the amount of $75,000 and clearing costs of up to $15,950. In addition, we issued to the Placement Agent the Placement Agent Warrants to purchase up to 127,227 shares of common stock (which represents 5% of the eligible shares of common stock and Pre-Funded Warrants being sold in the 2024 Offering) at an exercise price of $4.9125 per share (which represents 125% of the offering price per share of common stock in the Offering). The Placement Agent Warrants are exercisable for two years from the date that this Registration Statement has been declared effective by the SEC.
2022 License Agreement
In September 2022, we entered into an exclusive license agreement (the “2022 License Agreement”) and a securities purchase agreement with Dong-A (the “2022 Securities Purchase Agreement”). Pursuant to the 2022 License Agreement and subject to the conditions set forth therein, we received an exclusive global license (excluding the Republic of Korea) to two proprietary compounds for specified indications. The 2022 License Agreement covers the rights to a compound referred to as DA-1241 for treatment of MASH and T2DM and a compound referred to as DA-1726 for treatment of obesity and MASH. The 2022 License Agreement became effective in November 2022.
Under the terms of the 2022 License Agreement, Dong-A (i) received an upfront payment which was settled in 2,200 shares of preferred stock of NeuroBo designated as “Series A Convertible Preferred Stock”, par value $0.001 per share (the “Series A Preferred Stock”), under the terms of the 2022 Securities Purchase Agreement (the “Upfront License Payment”); (ii) is eligible to receive single digit royalties on net sales received by us from the commercial sale of products covering DA-1241 or DA-1726; (iii) is eligible to receive commercial-based milestone payments, dependent upon the achievement of specific commercial developments; and (iv) is eligible to receive regulatory milestone payments of up to $178.0 million for DA-1726 and $138.0 million for DA-1241, dependent upon the achievement of specific regulatory developments.
Our obligation to pay royalties to Dong-A under the 2022 License Agreement continues on a product-by-product and country-by-country basis until the later of (i) the fifth anniversary of the first commercial sale of such product in such country, (ii) the expiration or termination of the last valid patent claim that covers a product in such country and (iii) the loss of regulatory exclusivity for such product in such jurisdiction. Either we or Dong-A may terminate the 2022 License Agreement (i) if the other party is in material breach of the agreement and has not cured or started to cure the breach within 60 days of notice of such breach, provided that if the breach cannot be cured within the 60-day period and the breaching party started to remedy the breach, if such breach is not cured within 90 days of receipt of written notice or (ii) if the other party is subject to a bankruptcy or insolvency event (subject to a 30-day cure period in the case of a petition for bankruptcy).
2022 Securities Purchase Agreement
In September 2022, in connection with the 2022 License Agreement, we entered into the 2022 Securities Purchase Agreement Purchase Agreement, upon the consummation of the 2022 License Agreement and a Qualified Financing (as defined in the 2022 Securities Purchase Agreement), which occurred in November 2022 as a result of the underwritten public offering we closed in November 2022, (i) Dong-A received the Upfront License Payment and (ii) Dong-A purchased 1,500 shares of Series A Preferred Stock and warrants to purchase 1,250,000 shares of our common stock substantially equivalent to those issued to investors in respect of the Qualified Financing (the “Dong-A Warrants”) for a purchase price of $15.0 million.
In December 2022, our stockholders approved the conversion of the Series A Preferred Stock and the exercise of the Dong-A Warrants and all of the Series A Preferred Stock converted into 1,541,667 shares of our common stock.

Shared Services Agreement
In September 2022, in conjunction with the 2022 License Agreement, we entered into a shared services agreement with Dong-A (the “Shared Services Agreement”), relating to DA-1241 and DA-1726. The Shared Services Agreement provides that Dong-A may provide technical support, preclinical development, and clinical trial support services on terms and conditions acceptable to both parties. In addition, the Shared Services Agreement provides that Dong-A will manufacture all of our clinical requirements of DA-1241 and DA-1726 under the terms provided in the Shared Services Agreement.
Either party may terminate the Shared Services Agreement for the other party’s material breach that is not cured within 30 days of notice. Dong-A may also terminate the Shared Services Agreement in part on a service-by-service or product-by-product basis upon a breach by us which is not cured within 30 days.
Registration Rights Agreement
In connection with the 2022 Securities Purchase Agreement, in September 2022, we entered into a registration rights agreement with Dong-A and the other parties thereto (the “2022 Registration Rights Agreement”). The 2022 Registration Rights Agreement provides Dong-A with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, we agreed to file, within 30 days following the stockholder approval of the conversion of the Series A Preferred Stock (“2022 Stockholder Approval”), which occurred on December 22, 2022, a registration statement to: (i) register the shares of common stock issuable upon the conversion of the Series A Preferred Stock; (ii) register the shares of common stock issuable upon the exercise of the warrants; and (iii) register any other common stock held by the parties to the Registration Rights Agreement (the “Registrable Securities”); and to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act, as promptly as possible after the filing thereof, but in any event no later than the 60th day after the 2022 Stockholder Approval (or in case the SEC reviews the registration statement, the 90th date after the 2022 Stockholder Approval); provided that if we are notified that the registration statement is not being reviewed or is no longer subject to comment, we are required to make the registration statement effective by the fourth trading day after such date. We agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.
Investor Rights Agreement
In September 2022, we entered into an investor rights agreement with Dong-A (the “Investor Rights Agreement”) pursuant to which, following the conversion of the Series A Preferred Stock into common stock, Dong-A will have the right, subject to the terms thereof, to designate for appointment to the Company’s board of directors (“Board”) that number of directors commensurate with Dong-A’s and its affiliates’ beneficial ownership of the common stock, with the number of directors that Dong-A is entitled to designate rounded up to the nearest whole number (the “DA Designees”). To the extent necessary to permit the designation of the DA Designees, the size of the Board shall be increased to that number of directors that would permit Dong-A to designate a number of directors to fill the vacancies created thereby that is commensurate with Dong-A’s and its affiliates’ collective beneficial ownership of the common stock outstanding at such time (taking into account any DA Designees already serving on the Board at such time). The compensation (including equity-based compensation) and rights to indemnity of, and reimbursement of expenses incurred by, the DA Designees that are members of the Board will be the same as those provided to other non-employee directors generally. When evaluating a prospective DA Designee for membership on the Board, the Board and the nominating and corporate governance committee shall apply the same review processes and standards as each of them, respectively, applies to other prospective non-employee directors generally.
Furthermore, for so long as Dong-A has the right to designate any DA Designee to the Board, Dong-A will vote their shares of the common stock in favor of any Company Director (as defined in the Investor Rights Agreement) or any nominee designated by the nominating and corporate governance committee of the Board and against the removal of any Director, in each case, at any meeting of the stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 1, 2024 by:
•
each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

The percentage beneficial ownership information shown in the table is based on an aggregate of 8,221,038 shares of our common stock outstanding as of July 1, 2024, assuming no exercise of outstanding options issued under our equity incentive plans and no exercise of warrants, including the Warrants issued in the 2024 Offering.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to: (i) the exercise of stock options that are either immediately exercisable or exercisable on or before August 30, 2024, which is 60 days after July 1, 2024; (ii) the vesting of restricted stock units on or before August 30, 2024, which is 60 days after July 1, 2024; and (iii) outstanding warrants to purchase common stock held by that person that is either immediately exercisable or exercisable on or before August 30, 2024, which is 60 days after July 1, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options, restricted stock units and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o NeuroBo Pharmaceuticals, Inc., 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
	Shares Beneficially Owned
Name Of Beneficial Owner	Number	Percent
Greater than 5% securityholders
Armistice Capital, LLC(1)	690,829	8.4%
Dong-A ST Co., Ltd.(2)	5,348,199	65.1%
Executive Officers and Directors
Mark A. Glickman(3)	3,125	*
Jason L. Groves(4)	7,364	*
Andrew Koven(5)	7,365	*
Hyung Heon Kim(6)	83	*
Michael Salsbury(7)	7,364	*
D. Gordon Strickland(8)	7,256	*
James P. Tursi(9)	2,458	*
Marshall Woodworth	—	*
All current executive officers and directors as a group (8 persons)	35,015	*

*
Indicates beneficial ownership of less than one percent.

(1)
Represents: 690,829 shares of common stock directly held by Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, as the investment manager of Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Excludes: (i) 1,781,171 shares issuable upon the exercise of vested Pre-Funded Warrants; (ii) 6,361,326 shares issuable upon the exercise of unvested Series A Warrants and Series B Warrants; and (iii) 26,724 shares issuable upon the exercise of certain other vested warrants (the “Existing Warrants”). The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99% and the Series A Warrants, the Series B Warrants and the Existing Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitations restrict the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)
Represents shares of common stock owned by Dong-A, a South Korean corporation, with an address of Dong-A is 64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(3)
Represents 3,125 shares of common stock.

(4)
Represents (i) 7,031 shares of common stock; and (ii) 333 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of July 1, 2024.

(5)
Represents (i) 333 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of July 1, 2024; and (ii) 7,032 shares of common stock issuable upon settlement of restricted stock unit awards that vest within 60 days of July 1, 2024.

(6)
Represents 83 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of July 1, 2024.

(7)
Represents (i) 7,031 shares of common stock; and (ii) 333 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of July 1, 2024.

(8)
Represents (i) 7,031 shares of common stock; and (ii) 225 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of July 1, 2024.

(9)
Represents 2,458 shares of common stock.

PLAN OF DISTRIBUTION
Each Selling Securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling shares of our common stock:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales;

•
in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share of common stock;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares of our common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the shares of common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of common stock short and deliver these shares of common stock to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares of common stock. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of common stock may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK
The following summary of certain provisions of our securities does not purport to be complete and is subject to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Bylaws, and the provisions of applicable law. You should also refer to the Certificate of Incorporation and the Bylaws, which are filed as exhibits to the Registration Statement of which this prospectus is a part.
General
As of the date of this prospectus, our Certificate of Incorporation authorizes us to issue up to 110,000,000 shares of capital stock, all with a par value of $0.001 per share, of which: 100,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.
Common Stock
As of March 31, 2024, 4,906,002 shares of common stock and no shares of preferred stock were outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock are available for issuance by our Board without any further stockholder action, except as required by the listing standards of Nasdaq.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, procedures for our stockholder meetings, the classified board, director liability, and amendments requirements of our Certificate of Incorporation.
Dividend Rights
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the Board out of legally available funds.
Liquidation, Dissolution or Winding Up
In the event of our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding.
Other Rights and Preferences
Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Registration Rights — Investor Rights Agreement
On September 14, 2022, we entered into the Investor Rights Agreement with Dong-A pursuant to which, Dong-A has the right, subject to the terms thereof, to designate for appointment to the Board that number of directors commensurate with Dong-A’s and its affiliates’ beneficial ownership of our common stock, with the number of directors that Dong-A is entitled to designate rounded up to the nearest whole number. To the extent necessary to permit the designation of the DA Designees, the size of the Board shall be increased to that number of directors that would permit Dong-A to designate a number of directors to fill the vacancies created thereby that is commensurate with Dong-A’s and its affiliates’ collective beneficial ownership of the common stock outstanding at such time (taking into account any DA Designees already serving on the Board at such time). For so long as Dong-A has the right to designate any DA Designee to the Board, Dong-A will vote their shares of our common stock in favor of any Company Director (as defined in the Investor Rights Agreement) or any nominee designated by the Nominating and Corporate Governance Committee of the Board and against the removal of any Company Director, in each case, at any meeting of the stockholders of the Company.
Registration Rights — 2022 Registration Rights Agreement
On September 14, 2022, we entered into the 2022 Registration Rights Agreement with Dong-A and the other parties thereto. The 2022 Registration Rights Agreement provides Dong-A with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, we agreed to file a registration statement to register the shares of common stock issuable upon any common stock held by the parties to the 2022 Registration Rights Agreement (the “2022 Registrable Securities”) and to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof. We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all 2022 Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.
Voting Agreement
On June 23, 2024, Dong-A entered into a voting agreement whereby it has agreed to vote all shares of common stock that it or its affiliates beneficially owns with respect to any proposals related to the Stockholder Approval presented to our stockholders at our next stockholders’ meeting.
Preferred Stock
As of March 31, 2024, no shares of preferred stock were outstanding. Our Board may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of decreasing the market price of our common stock and could also have the effect of delaying, deferring or preventing a change of control or other corporate action.
We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the Registration Statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:
•
the title and stated value;

•
the number of shares we are offering;

•
the liquidation preference per share;

•
the purchase price;

•
the dividend rate, period and payment date and method of calculation for dividends;

•
whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•
our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•
the procedures for any auction and remarketing, if any;

•
the provisions for a sinking fund, if any;

•
the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•
any listing of the preferred stock on any securities exchange or market;

•
whether the preferred stock will be convertible into our common stock or other securities of ours, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•
whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•
voting rights, if any;

•
preemptive rights, if any;

•
restrictions on transfer, sale or other assignment, if any;

•
whether interests in the preferred stock will be represented by depositary shares;

•
a discussion of material U.S. federal income tax considerations applicable to the preferred stock;

•
the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue and sell shares of preferred stock pursuant to this prospectus, together with any applicable prospectus supplement or free writing prospectus, the shares of preferred stock will be fully paid and non-assessable.
Options and Restricted Stock Units
As of March 31, 2024, (i) no shares of common stock remain available for issuance under our 2019 Plan, and 416,227 shares of common stock to be reserved for potential issuance under our 2021 Plan and our 2022 Plan, (ii) stock options to purchase an aggregate of 1,575 shares of common stock were outstanding under our 2019 Plan and stock options to purchase an aggregate of 3,125 shares of common stock were outstanding under our 2022 Plan, and (iii) 194,954 unvested shares of restricted stock units were outstanding under our 2022 Plan.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation and Bylaws contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise or the removal and replacement of our incumbent officers and directors.
Removal of Directors; Board Vacancies; Board Size
Our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote of at least 66 2/3% of the voting power of the then outstanding voting stock. In addition, our Certificate of Incorporation provides that any vacancy occurring on our Board may be filled by a majority of directors then in office, even if less than a quorum, unless the Board determines that such vacancy shall be filled by the stockholders. Finally, the authorized number of directors may be changed only by a resolution of the Board. This system of removing directors, filling vacancies and fixing the size of the Board makes it more difficult for stockholders to replace a majority of the directors.
Classes
Our Certificate of Incorporation and Bylaws provide that the Board be divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us since the classification of the Board generally increases the difficulty of replacing a majority of directors.
Special Stockholder Meetings
Our Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of our Board or by the chair of the Board.
Stockholder Advance Notice Procedure
Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 30 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first made public announcement of the date of meeting. The notice must include the following information:
•
as to director nominations all information relating to each director nominee that is required by the rules of the SEC to be disclosed in solicitations of proxies, or is otherwise required by Section 14 of the Exchange Act, including Regulation 14A and Rule 14a-19, and a description of all Derivative Transactions (as defined in the Bylaws) by each nominee during the previous twelve month period;

•
as to any other business that the stockholder proposes to bring before the meeting, a reasonably brief description of the business to be proposed, the text of the proposal, the reasons for conducting such business at the meeting and, if any, and the stockholder’s material interest in the proposed business; and

•
as to the stockholder who intends to make the nomination (the “Notifying Stockholder”), (i) the name and address of the Notifying Stockholder, (ii) the class, series and number of our securities that Notifying Stockholder beneficially owns of record and (iii) a description of any participants, associates, family members living in the same household and any person or entity who is a member of a group with the Notifying Stockholder.

Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could have the effect of delaying, deferring, preventing or otherwise impeding any attempt to change control of us.
Delaware Anti-Takeover Statute
The Company is subject to Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”). Section 203 generally prohibits a public Delaware corporation such as us from engaging in a

“business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:
•
prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•
the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Listing on the Nasdaq Capital Market
Our common stock is listed on the Nasdaq Capital Market under the symbol “NRBO.”

LEGAL MATTERS
Honigman LLP, Kalamazoo, Michigan, has issued a legal opinion as to the validity of the shares of common stock offered by this prospectus. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel to be named in the applicable prospectus supplement.

EXPERTS
The consolidated financial statements of NeuroBo Pharmaceuticals, Inc. (the “Company”) as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC this Registration Statement under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of this Registration Statement, does not contain all of the information set forth in this Registration Statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the shares of our common stock offered hereby, reference is made to this Registration Statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to this Registration Statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to this Registration Statement.
We are subject to the informational requirements of the Exchange Act, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such each such report is electronically filed with, or furnished to, the SEC.
Information about us is also available on our website at www.neurobopharma.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information either contained, or incorporated by referenced, into this prospectus, and will be considered to be part of this prospectus from the date those documents are filed. The information incorporated by reference is an important part of this prospectus.
We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC as well as any filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the initial filing of the Registration Statement of which this prospectus forms a part until the termination or completion of the offering of the shares of our common stock described in this prospectus:
•
our 2023 Form 10-K, filed with the SEC on March 28, 2024;

•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2024 (but only with respect to information specifically incorporated by reference into our 2023 Form 10-K);

•
Our Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 9, 2024;

•
Our Current Reports on Form 8-K filed with the SEC on January 9, 2024, January 18, 2024, February 1, 2024, February 14, 2024, February 29, 2024, March 4, 2024, March 13, 2024, April 1, 2024, April 16, 2024, April 17, 2024, April 30, 2024, May 22, 2024, June 7, 2024, June 24, 2024, June 25, 2024, and June 26, 2024;

•
the description of our securities in our registration statement on Form 8-A filed with the SEC on June 20, 2016, including any amendments or reports filed for the purpose of updating such description; and

•
all reports and other documents we subsequently file with the SEC pursuant to the Exchange Act after the date of this Registration Statement, of which this prospectus is a part, and prior to the effectiveness of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.
We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to NeuroBo Pharmaceuticals, Inc., Attn: Hyung Heon Kim, 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138, telephone (857) 702-9600. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to obtain copies of materials that we file with the SEC.
Any statement contained in this prospectus, or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Up to 17,175,579 Shares of Common stock Offered by the Selling Securityholders

PROSPECTUS

July 24, 2024